POLAND 2001 AGREEMENT

         This Agreement (this "Agreement") is entered into effective as of January 1, 2001 by and between FX Energy, Inc., a Nevada corporation, and its subsidiaries and affiliates through which it owns interests and carries out activities in Poland (collectively, "FX Energy"), and Apache Overseas, Inc., a Delaware corporation, and its subsidiaries and affiliates through which it owns interests and carries out activities in Poland (collectively, "Apache").

                                    RECITALS

         A. Apache and FX Energy executed an Agreement dated as of January 1, 1999 pertaining to Oil and Gas Operations in Poland (the "Global Agreement"), in which the parties modified certain provisions of their existing agreements and acknowledged certain additional agreements. The Global Agreement, among other things, establishes an area of mutual interest ("AMI") consisting of all lands within the Republic of Poland except FX Energy's Baltic concession. Unless extended by mutual agreement, the AMI is scheduled to expire upon the latest to occur of the following: (i) two years after the effective date of the Global Agreement [January 1, 2001], and (ii) the spudding by Apache of the last required earning well contemplated by the existing agreements between Apache and FX Energy.

         B. Apache and FX Energy executed an Agreement dated as of' January 1, 2000 (the "Poland 2000 Agreement"), in which the parties modified certain provisions of their existing agreements and acknowledged certain additional agreements. The Poland 2000 Agreement, among other things, recognizes that Apache will carry FX Energy in 350 kilometers of seismic. in Blocks 410, 411, 412, 413, 414, 415, 430, 431, 432, 433, 452, and 453 (the "Carpathian Blocks").

         C. As of this date of this Agreement, Apache's remaining commitment to cover FX Energy's share of costs in Poland consists of the (i) drilling, testing and abandoning of three exploratory wells (but not the costs after the decision to run production casing which shall be paid in proportion to participation interests), and (ii) acquisition of 339 kilometers of seismic in the Carpathian Blocks. Apache is covering FX Energy's share of costs incurred in thc drilling of the (i) Tuchola l08-2 well in the Pomeranian Concession, which was spudded on October 23, 2000, and (ii) Annopo1 254-1 well in the Warsaw West Concession, which was spudded on December 11, 2000. After completing the drilling of the Tucho1a 108-2 and Annopol 254-1 wells, Apache's remaining drilling carry commitment balance will be one well.

         D. In discussions between the parties. Apache and FX Energy have expressed their desire to establish a date certain for expiration of the AMI based upon these discussions, Apache and FX Energy wish to amend the Global Agreement as set forth herein and acknowledge certain additional agreements.

         E. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the form of Joint Operating Agreement Covering Oil and Gas Operations in Poland (the "Joint Operating Agreement") between Apache Poland Sp. z o.o. and FX Energy Poland Sp. z o.o. attached as Annex "A" to the letter agreements dated July 7, 1999 concerning the Mining Usufruct Areas in Poland.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

         1.       Termination of AMI.

         (i) Amendment of Global Agreement. Apache and FX Energy hereby agree that Article I [Area of Mutual Interest] of the Global Agreement shall be amended by replacing the second sentence with the following: "The AMI shall expire on January 1, 2001,"

         (ii) No other AMIs. For the avoidance of doubt, Apache and FX Energy expressly acknowledge and agree that except for the AMI described in the Global Agreement, no other area of mutual interest agreements between Apache and FX Energy are currently in full force and effect.

         2.       Carpathian Seismic and Establishment of Credit Balance.

         (i) Release from Obligation. FX Energy hereby releases Apache from its obligation to carry FX Energy in the remaining 339 kilometers of seismic in the Carpathian Blocks. In exchange for this release, FX Energy shall be entitled to a credit equal to the sum of $932,250. Commencing with the current cash call issued by Apache upon the execution of this Agreement, the credit will be used to offset FX Energy's participation interest share of costs and expenditures incurred by Apache in connection with Joint Operations and charged to the Joint Account.

         (ii) Carpathian G&G Activities. In the event the Operating Committee approves a seismic acquisition program in the Carpathian Blocks prior to drilling the first exploratory well, FX Energy will bc responsible for paying its participation interest share of such seismic acquisition and processing costs subject to the monetary limits described in Paragraph 2(iii) below. In the event Apache wishes to conduct further geological or geophysical (non-seismic acquisition related) works in the Carpathian Blocks prior to the production casing point election in the first exploratory well drilled in the Carpathian Blocks, Apache will be responsible for paying FX Energy's share of such costs.

         (iii) Excess Seismic Costs. In the event (i) the remaining 339 kilometers of seismic is acquired within the Carpathian Blocks. and (ii) FX Energy's participation interest share of the first 339 km of seismic acquisition and processing costs exceeds $932,250, Apache will be responsible for paying FX Energy's share of such costs that exceed $932,250. FX Energy will pay its participation interest share of any seismic costs in the Carpathian Blocks approved by the Operating Committee following the completion of the remaining 339 kilometer seismic acquisition program.

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

         3. 2000 Work Program and Budget. In accordance with Article 6.1 (B) of the Joint Operating Agreement, Apache and FX Energy hereby approve the Work Program and Budget for the calendar year commencing on January 1, 2001, in the form attached hereto as Appendix "A"; provided however that the foregoing approval is subject to the following terms and conditions set forth in this Paragraph 3 and elsewhere in this Agreement:

         (i) General and Administrative Charges. According to the terms of the Global Agreement and other existing agreements, FX Energy is required to pay its share of overhead incurred by Apache in connection with Joint Operations, with the FX Energy share prorated based on the number of carried wells completed as a percentage of the total carry commitment of ten wells. The tern "overhead" means the direct charges authorized by Section II of the Accounting Procedure [Exhibit A to the Joint Operating Agreement], which are identified in thc Work Program and Budget as "G&A." The parties acknowledge and agree that as of thc date of this Agreement, FX Energy is required to pay 70% of its share of overhead incurred by Apache in connection with Joint Operations reduced by any payments received by Apache as Operator from Polskie Gornictwo Naftowe i Gazownictwo S.A. ("POGC") and others in the nature of direct charges. Furthermore, it is possible that in 2001 Apache may have overhead which is allocable to Apache's other operations within the Republic of Poland and not chargeable to the Joint Account. Apache shall keep time records to support the allocation of overhead charges between Joint Operations and Apache's other operations, unless the Operating Committee shall agree on an alternate method of allocation.

         Thc Work Program and Budget contemplates that Apache's General and Administrative ("G&A") charges during the first six months of 2001 will be equal to the sum of $1,713,500 of which FX Energy's net allocation share is $613,900. For the first six months of 200l, Apache's monthly cash calls to FX Energy will include the G&A charges set forth in the Work Program and Budget. Following the completion of this six month period, an adjustment will be made to reflect (i) the actual G&A charges incurred by Apache during such period in connection with Joint Operations, and (ii) the payments received by Apache as Operator from POGC and others in the nature of direct charges. For the avoidance of doubt, it is emphasized that the adjustment will further reflect any changes in G&A arising from any revised allocation of overhead between Joint Operations and Apache's other operations for such six month period.

         The parties acknowledge that Apache's G&A charges may require adjustment based upon the results of the Tuchola 108-2 and Annopol 254-1 wells, and the extended flow test of the Wilga 255-2 well, which will affect the nature and extent of Joint Operations during the remainder of 2001. No later than May 15, 2000, Apache shall deliver to FX Energy a revised Work Program and Budget detailing the Joint Operations to be performed in the Republic of Poland for the remainder of 2001. Apache and FX Energy will meet no later than June 1, 2000, to negotiate in good faith to agree upon a level of G&A charges commensurate with thc Joint Operations contemplated for the last six months of 2001 and approve such revised Work Program and Budget.

         (ii) Special Procedure for G&A Charges. As noted above, the principal activities that will be undertaken during the first six months of 2001 will consist of the drilling of the Tuchola 108-2 and Annopo1 254-1 wells, and the extended flow testing of the Wilga 255-2 well. If the

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

Tuchola 108-2 and Annopo1254-l wells are determined to be dry holes, and the Operating Committee for Block 255 determines that the Wilga 255-2 discovery is not a viable, economic project, a special formula for G&A charges will be applied and remain in effect until the tenth and final commitment well is drilled. The amount of G&A chargeable to the Joint Account shall be equal to 11% of Apache's total capital expenditures incurred in connection with the drilling of the tenth and final commitment well exclusive of goods and services tax.

         The parties acknowledge that this formula will be applied only under the limited circumstances identified above, and will not be considered as a precedent for determining reasonable and appropriate G&A charges for other Joint Operations.

         4. Special Agreements regarding Further Seismic and Drilling of Appraisal Wells.

         (i) Seismic in the Pomeranian Blocks. Neither Apache nor FX Energy may propose or conduct seismic acquisition or reprocessing activities within thc Pomeranian Blocks prior to the production casing point election in the Tuchola 108-2 well. The tern "Pomeranian Blocks" means Blocks 85, 86, 87, 88, 89, 105, 108, 109, 129, and 149.

         (ii) Seismic in the Warsaw West Concession. Neither Apache nor FX Energy may propose or conduct seismic acquisition or reprocessing activities within the Warsaw West Blocks prior to the production casing point election in the Annopo1 254-1 well. The term "Warsaw West Blocks" means Blocks 211, 212, 213, 214, 231, 232, 233, 234, 251, 252, 253, 254, and 274.

         (iii) Pomeranian Appraisal Well. Neither Apache nor FX Energy may propose or conduct the drilling of an appraisal well within the Pomeranian Blocks prior to the production casing point election in the Tuchola 108-2 well.

         (iv) Warsaw West Appraisal Well. Neither Apache nor FX Energy may propose or conduct the drilling of an appraisal well within the Warsaw West Blocks prior to the production casing point election in the Annopo1 254-1 well.

         (v) Carpathian Appraisal Well. Neither Apache nor FX Energy may propose or conduct the drilling of an appraisal well within the Carpathian Blocks prior to thc production casing point election in the first exploratory well drilled in the Carpathian Blocks.

         5.       Miscellaneous.

         (i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to any conflict of law rules that would direct application of the laws of another jurisdiction.

         (ii) Severability. This Agreement is severable, such that if any provision of this Agreement is prohibited or unenforceable in any jurisdiction such provision shall, as to such jurisdiction, bc ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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

         (iii) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (iv) Amendments and Prior Agreements. This Agreement shall be effective when signed by the parties and may not be amended. modified or assigned except by an instrument executed by all of the parties. To the extent of any conflicts or inconsistencies, and only to such extent, this Agreement supersedes all prior agreements between Apache and FX Energy.

         (v) Assignments. This Agreement is binding upon the parties and their respective successors and assigns; provided that no party may assign or transfer any of its rights or delegate any of its duties or obligations under this Agreement without the prior consent of the other parties.

         IN WITNESS whereof this Agreement has been signed by the duly authorized representatives of the parties as of the day and year first above written.

                                                 APACHE OVERSEAS, INC.

                                                 By:/s/ John A. Crum
                                                    ------------------------
                                                    Executive Vice President

                                                 FX ENERGY, INC.

                                                 By:/s/ Andrew W. Pierce
                                                    ------------------------
                                                    Vice President

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